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                                                                    EXHIBIT 16.1

May 11, 2004



Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549



Commissioners:

We have read the statements made by Oneida Ltd. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 6, 2004. We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis to agree or disagree with the last sentence of the fourth paragraph in Item 4.



Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP